                                                                     EXHIBIT 4.3


                       SYNERGY SEMICONDUCTOR CORPORATION

                   SECOND RESTATED INVESTOR RIGHTS AGREEMENT

                                 MARCH 20, 1996

                               TABLE OF CONTENTS
                               -----------------

                                                                    Page
                                                                    ----
1.   Registration Rights............................................  1
     1.1    Definitions.............................................  1
     1.2    Request for Registration................................  3
     1.3    Company Registration....................................  4
     1.4    Obligations of the Company..............................  4
     1.5    Furnish Information.....................................  5
     1.6    Expenses of Demand Registration.........................  6
     1.7    Expenses of Company Registration........................  6
     1.8    Underwriting Requirements...............................  6
     1.9    Delay of Registration...................................  7
     1.10   Indemnification.........................................  7
     1.11   Reports Under Securities Exchange Act of 1934...........  9
     1.12   Form S-3 Registration...................................  9
     1.13   Assignment of Registration Rights....................... 10
     1.14   Limitations on Subsequent Registration Rights........... 11
     1.15   "Market Stand-Off" Agreement............................ 11
     1.16   Amendment of Registration Rights........................ 12
     1.17   Termination of Registration Rights...................... 12

2.   Covenants of the Company....................................... 13
     2.1   Delivery of Financial Statements......................... 13
     2.2   Inspection............................................... 14
     2.3   Right of First Offer..................................... 14
     2.4   FIRPTA Undertakings...................................... 15
     2.5   Foreign Corrupt Practices Act Undertaking................ 15
     2.6   Termination of Information and Inspection Covenants...... 15
     2.7   Proprietary Information and Inventions Agreement......... 15

3.   Waiver of Certain Anti-Dilution Adjustments.................... 16
     3.1   Definitions.............................................. 16
     3.2   Failure to Participate in Dilutive Financings............ 16
     3.3   Legend; Transfer Subject to Waiver....................... 17
     3.4   Termination.............................................. 17
     3.5   Amendment of Waiver...................................... 17

4.   Miscellaneous.................................................. 17
     4.1    Successors and Assigns.................................. 17
     4.2    Governing Law........................................... 17

     4.3    Counterparts............................................ 17
     4.4    Titles and Subtitles.................................... 18
     4.5    Notices................................................. 18
     4.6    Expenses................................................ 18
     4.7    Amendments and Waivers.................................. 18
     4.8    Severability............................................ 18
     4.9    Aggregation of Stock.................................... 18
     4.10   Entire Agreement........................................ 18
     4.11   Amendment of Prior Agreement............................ 18

Schedule A  Schedule of Investors
Schedule B  Schedule of Certain Common Shareholders

                   SECOND RESTATED INVESTOR RIGHTS AGREEMENT


          THIS SECOND RESTATED INVESTOR RIGHTS AGREEMENT (the "Agreement") is made as of the ____ day of ________, 1996, by and between Synergy Semiconductor Corporation, a California corporation (the "Company"), and the investors listed on Schedule A hereto, each of which is herein referred to as an "Investor."
   ----------

                                    RECITALS
                                    --------

          WHEREAS, certain of the Investors holding shares of the Company's Series AA Preferred Stock and Series BB Preferred Stock possess registration rights, rights of first offer, information rights and other rights pursuant to an Investor Rights Agreement dated February 22, 1995 (the "Prior Agreement");

          WHEREAS, the Company desires to issue warrants to purchase 200,000 shares of the Company's Common Stock (the "Harris Warrants") to Harris Corporation ("Harris") in connection with the execution by Harris and the Company of a Commercial Lease of even date herewith regarding the property located at 3250 Scott Boulevard, Santa Clara, California (the "Lease") and grant to the holders of the Harris Warrants certain registration rights;

          NOW, THEREFORE, in connection with the Lease and in consideration thereof, the Investors who are parties to the Prior Agreement, hereby amend the Prior Agreement and the Investors to the Prior Agreement and the holders of the Harris Warrants shall have the rights and be subject to the limitations of this Agreement.

          THE PARTIES HEREBY FURTHER AGREE AS FOLLOWS:

          1.   Registration Rights.  The Company covenants and agrees as
               -------------------
follows:

          1.1  Definitions.  For purposes of this Section 1:
               -----------

          (a) The term "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended (the "Act"), and the declaration or ordering of effectiveness of such registration statement or document;

          (b) The term "Registrable Securities" means (1) all outstanding shares of Common Stock of the Company held by the shareholders listed on Schedule B hereto, (2) the Common Stock issued upon conversion of the Series A,
- ----------
Series B, Series C and Series D Preferred Stock, (3) the Common Stock issuable or issued upon conversion of the Series AA Preferred Stock and the Series BB Preferred Stock, (4) the Common Stock issued or issuable pursuant to warrants issued or upon conversion of securities issued pursuant to warrants issued to Digital Equipment Corporation under a lease commitment dated December 15, 1987 ("DEC Warrants"), (5) the Common Stock issuable or issued pursuant to the exercise of certain warrants issued to various lenders pursuant to the Company's Note and Warrant Purchase Agreement dated September 26, 1990 (the "September Warrants"), (6) the Common Stock issuable or issued pursuant to the exercise of certain warrants issued to various lenders pursuant to the Company's Note and Warrant Purchase Agreement dated July 29, 1992 (the "July Warrants"), (7) the Common Stock issuable or issued pursuant to the exercise of certain warrants issued to various lenders pursuant to the Company's Note and Warrant Purchase Agreement dated October 20, 1993 (the "October Warrants"), (8) the Common Stock issuable or issued upon conversion of securities exercisable upon exercise of warrants issued to Storage Technology Corporation only for purposes of Sections 1.3, 1.4, 1.5, 1.7, 1.8, 1.9, 1.10, 1.13 and 1.15 (the "STC Warrants"), (9) the Common Stock issuable or issued upon conversion of securities exercisable upon exercise of warrants for issued to Silicon Valley Bank only for purposes of Sections 1.3, 1.4, 1.5, 1.7, 1.8, 1.9, 1.10, 1.13 and 1.15 (the "SVB Warrants"), (10) the Common Stock issuable or issued upon exercise of the Harris Warrants only for purposes of Sections 1.3, 1.4, 1.5, 1.7, 1.8, 1.9, 1.10, 1.11, 1.12, 1.13, 1.14, 1.15 and
1.16, and (11) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued
as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such Series AA Preferred Stock, Series BB Preferred Stock, DEC Warrants, July Warrants, October Warrants, STC Warrants, SVB Warrants, Harris Warrants or Common Stock, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this
Section 1 are not assigned pursuant to Section 1.13;

          (c) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

          (d) The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with
Section 1.13 hereof;

          (e) The term "Form S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the Securities and Exchange Commission ("SEC") which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC; and

          (f) The term "qualify," "qualified" and "qualification" refer to a qualification effected under state securities or Blue Sky laws by preparing and filing an application for qualification or similar document in compliance with such law, and the granting or ordering of such qualification.

          1.2  Request for Registration.
               -------------------------

          (a) If the Company shall receive at any time after the earlier of (i) March 31, 1998, or (ii) three (3) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of

                                      2.

securities to employees or the Company pursuant to a stock option, stock purchase or similar plan or a Rule 145 transaction), a written request from the Holders of a majority of the Registrable Securities then outstanding that the Company file a registration statement under the Act covering the registration of at least twenty percent (20%) of the Registrable Securities then outstanding, then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 1.2(b), effect as soon as practicable, and in any event shall use its best efforts to effect within sixty (60) days of the receipt of such request, the registration under the Act of all Registrable Securities which the Holders request to be registered within twenty (20) days of the mailing of such notice by the Company in accordance with Section 4.5.

          (b) If the Holders initiating the registration request hereunder (the "Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise the Company and the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

          (c) The Company is obligated to effect only two (2) such registrations pursuant to this Section 1.2.

          (d) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration pursuant to this Section 1.2 a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 120 days after receipt or the request

                                      3.

of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve month period.

          1.3  Company Registration.  If (but without any obligation to do so)
               ---------------------
the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 4.5, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

          1.4  Obligations of the Company.  Whenever required under this
               --------------------------
Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

          (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days.

          (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

          (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

          (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

          (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                                      4.

          (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus include in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstance then existing.

          (g) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1 on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective: (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holder requesting registration of Registrable Securities, and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

          1.5  Furnish Information.
               -------------------

          (a) It shall be a condition precedent to the obligation of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

          (b) The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.12 if, due to the operation of subsection 1.5(a), the number of shares of Registrable Securities to be included in the registration does not equal or exceed the number of shares required to originally trigger the Company's obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.12(b)(2), whichever is applicable.

          1.6  Expenses of Demand Registration.  All expenses, other than
               -------------------------------
underwriting discounts and commissions, incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company; provided, however, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section
1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all Participating Holders shall bear such expenses), unless the Holder of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided

                                      5.

further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2.

          1.7  Expenses of Company Registration.  The Company shall bear and
               --------------------------------
pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.13), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of one counsel for the selling Holders selected by them, but excluding underwriting discounts and commissions relating to Registrable Securities.

          1.8  Underwriting Requirements.  In connection with any offering
               -------------------------
involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters reasonably believe compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters believe will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders according to the total amount of securities owned by each selling shareholder that were eligible to be included therein, or in such other proportions as shall mutually be agreed to by such selling shareholders) but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below twenty percent (20%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company's securities in which case the selling shareholders may be excluded if the underwriters make the determination described above and no other shareholder's securities are included, except as set forth in clause (ii) below, or (ii) notwithstanding (i) above, any shares being sold by a shareholder exercising a demand registration right under Section 1.2 or similar to that granted in
Section 1.2 be excluded from such offering, unless such shareholder is an executive officer of the Company who is exercising a demand registration with respect to shares that were acquired by such executive officer other than as part of a financing transaction or acquired upon conversion, exercise or exchange of securities acquired in such a financing transaction. For purposes of the preceding provisions concerning apportionment, in the case of any Holder which is a partnership or corporation, the partners, former partners and shareholder of such Holder, or the estates and family members (including spouses and ancestors, lineal descendants and siblings of such partners or shareholders or spouses who acquire Registrable Securities by gift, will or intestate succession) of any such partners and former partners and any trusts for the benefit of any of the foregoing persons, shall be deemed to be a single "selling shareholder," and any pro-rata reduction with respect to such

                                      6.

"selling shareholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling shareholder," as defined in this sentence, whether or not they are participating in the registration.

          1.9  Delay of Registration.  No Holder shall have any right to obtain
               ---------------------
or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

          1.10 Indemnification.  In the event any Registrable Securities are
               ---------------
included in a registration statement under this Section 1:

          (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or
(iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, or the 1934 Act or any state securities law. The Company will pay to each such Holder, underwriter or controlling person any legal or other expenses reasonably incurred (on a current basis as such legal or other expenses are incurred) by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for an such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, underwriter or controlling person.

          (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information

                                      7.

furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with (on a current basis as such legal or other expenses are incurred) investigating or defending any such loss, claim, damage, or liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 1.10(b) exceed the gross proceeds from the offering received by such Holder.

          (c)  Promptly after receipt by an indemnified party under this Section
1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party (on a current basis as such legal or other expenses are incurred), if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

          (d)  The obligations of the Company and Holders under this Section
1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

          1.11  Reports Under Securities Exchange Act of 1934.  With a view
                ---------------------------------------------
to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

          (a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

          (b) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the

                                      8.

sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

          (c) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

          (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

          1.12  Form S-3 Registration.  In case the company shall receive from
                ---------------------
any Holder or Holders owning an aggregate of at least twenty percent (20%) of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

          (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

          (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.12: (1) if Form S-3 is not available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters, discounts or commissions) of less than $250,000; (3) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 60 days after receipt of the request of the Holder or Holders under this Section 1.12; provided, however, that the Company shall not utilize this right more than once in any

                                      9.

twelve month period; (4) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 1.12; or (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

          (c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration request and pursuant to Section 1.12, including (without limitation) all registration, filing, qualification, printer's and accounting fees and the reasonable fees and disbursements of counsel for the selling Holder or Holders and counsel for the Company, shall be borne pro rata by the Holder or Holders participating in the Form S-3 Registration. Registrations effected pursuant to this Section 1.12 shall not be counted as demand for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

          1.13  Assignment of Registration Rights.  The rights to cause the
                ---------------------------------
Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to an assignee of such securities, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. Each assignee who, after such assignment, holds less than 25,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations) shall be deemed to have designated the initial Holder (or, in the case of a partnership, a general partner thereof) of the Registrable Securities so assigned to receive, on behalf of such assignee, and all subsequent assignees of such rights, any and all notices or other communications from the Company in respect of such rights, and the Company shall have no obligation to send notices or the other communications to anyone other than such designee in respect of such rights. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee or a Holder which is a partnership or corporation, the holdings of such transferees and assignees who are partners, retired partners or shareholders of such Holder or the estates and family members of such transferee or assignee (including spouses and ancestors, lineal descendants and siblings of such partners or shareholders or spouses who acquire Registrable Securities by gift, will or intestate succession) and any trusts for the benefit of the foregoing persons shall be aggregated together and with the partnership; provided that all such assignees and transferees who, after such assignment, hold less than 25,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations) shall be subject to the same notice provision as provided above and in addition shall have a single attorney-in-fact for the purpose of exercising any rights or taking any action under this Section 1.

          1.14  Limitations on Subsequent Registration Rights.  From and after
                ---------------------------------------------
the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of

                                      10.

the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included, (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 1.2(a) or within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 1.2, or (c) to include such securities in any registration filed under Section 1.2 hereof pursuant to which the Registrable Securities covered thereby are being distributed by means of an underwriting if the inclusion of such securities in such registration is not conditioned upon such holder's participation in such underwriting as set forth in Section 1.2(b).

          1.15  "Market Stand-Off" Agreement.  Each Investor hereby agrees
                ----------------------------
that, during the period (which period shall not exceed 180 days from the date of effectiveness of the applicable registration statement) specified by the Company and an underwriter of common stock or other securities of the Company, following the effective date of a registration statement of the Company filed under the Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except common stock included in such registration; provided, however, that:

          (a) such agreement shall be applicable only to the first such registration statement of the Company which covers common stock (or other securities) to be sold on its behalf to the public in an underwritten offering; and

          (b) such agreement shall be applicable only if all officers and directors of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements.

          In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

          1.16  Amendment of Registration Rights.  Any provision of this
                --------------------------------
Section 1 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder or any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company.

          1.17  Termination of Registration Rights.  No Holder shall be
                ----------------------------------
entitled to exercise any right provided for in this Section 1 after five (5) years following the consummation of the sale of

                                      11.

securities pursuant to a registration statement filed by the company under the Act in connection with the initial firm commitment underwritten offering of its securities to the general public; provided, however, that the prohibition in this Section 1.17 on the exercise of any registration right shall not apply to any person who at the time of exercise is an affiliate of the Company who holds greater than one percent (1%) of the outstanding shares of Common Stock of the Company (determined on a fully diluted basis). For purposes of this section, the term "affiliate" shall have the meaning set forth in Rule 144 under the Act. If the Company denies the right of a Holder to participate in a registration based upon a determination that the foregoing proviso does not apply because the Holder is not an affiliate, the Company shall provide to such Holder an opinion of the Company's counsel confirming such determination.

          2.  Covenants of the Company.
              ------------------------

          2.1  Delivery of Financial Statements.  The Company shall deliver to
               --------------------------------
each Investor:

          (a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, (i) an income statement for such fiscal year, a balance sheet of the Company and statement of shareholder's equity as of the end of such year, and a schedule as to the sources and applications of funds for such year, such year-end financial statements to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("gaap"), and such financial statements to be audited and certified by independent public accountants of nationally recognized standing selected by the Company, and (ii) a written statement executed by the Company's president as to whether the Company is in compliance with its covenants under this Agreement;

          (b) as soon as practicable, but in any event within forty-five (45) days after the end of each fiscal quarter of the Company, an unaudited profit or loss statement, schedule as to the sources and application of funds for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;

          (c) within thirty (30) days after the end of each month an unaudited income statement and schedule as to the sources and application of funds and balance sheet for and as of the end of such month, in reasonable detail, accompanied by a brief narrative prepared by the chief executive officer or chief financial officer of the Company summarizing the financial highlights of the Company for such period and explaining in narrative form any material discrepancies between the results of operations as reported and the Company's projections for the same period, as well as any other financial or business events of material importance;

          (d) as soon as practicable, but in any event within sixty (60) days after the end of each fiscal year ending on December 31, 1995 and thereafter, a budget and business plan for the next fiscal year (the "Annual Plan"), prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

                                      12.

          (e) with respect to the financial statements called for in subsections (b) and (c) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company and certifying that such financials were prepared in accordance with gaap consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by gaap) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment;

          (f) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Investor or any assignee of the Investor may from time to time request, provided, however, that the Company shall not be obligated under this subsection (f) or any other subsection of Section 2.1 to provide information which it deems in good faith to be a trade secret or similar confidential information.

          2.2  Inspection.  The Company shall permit each Investor, at such
               ----------
Investor's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

          2.3  Right of First Offer.  Subject to the terms and conditions
               --------------------
specified in this Section 2.3, the Company hereby grants to each Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). An Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate.

          Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock ("Shares"), the Company shall first make an offering of such Shares to each Investor in accordance with the following provisions:

          (a) The Company shall deliver a notice by certified mail (the "Notice") to the Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

          (b) By written notification received by the Company, within 10 calendar days after receipt of the Notice, the Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Series AA Preferred Stock and Series BB Preferred Stock, then held by such Investor bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible or exercisable securities of the Company).

          (c) If all Shares which Investors are entitled to obtain pursuant to subsection 2.3(b) are not elected to be obtained as provided in subsection 2.3(b) hereof, the Company may, during the

                                      13.

30-day period following the expiration of the period provided in subsection 2.3(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 30 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Investors in accordance herewith.

          (d) The right of first offer in this Section 2.3 shall not be applicable (i) to the issuance or sale of shares of Common Stock (or options therefor) to employees, directors or others pursuant to a stock option or other employee benefit plan or individual stock arrangements approved by the Company's Board of Directors, (ii) to or after consummation of a bona fide, firmly underwritten public offering of shares of common stock, registered under the Act pursuant to a registration statement on Form S-1, (iii) to the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, (iv) to the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidations, sale of assets, sale or exchange of stock or otherwise, (v) to the issuance of stock, warrants or other securities or rights to persons or entities with which the Company has business relationships provided such issuances are for other than primarily equity financing purposes, and (v) to the DEC Warrants, September Warrants, July Warrants, October Warrants, STC Warrants, SVB Warrants and Series BB Preferred Stock.

          2.4  FIRPTA Undertakings.  The Company shall make, in a timely manner,
               -------------------
all necessary filings and shall take all other actions as are necessary to establish that the Company is not a United States real property holding corporation, as defined in Section 297(c) of the Code and Section 1.897-2(b) of the Regulations. The Company shall indemnify, defend and hold harmless each Investor from and against any income tax liability incurred by such Investor upon disposition of the Preferred Stock or Common Stock into which Preferred Stock has been converted arising from the Company's failure to establish that it is not a United States real property holding corporation.

          2.5  Foreign Corrupt Practices Act Undertaking.  The Company shall
               -----------------------------------------
not offer or agree to offer anything of value to any governmental official, political party or candidate for government office (or to any person whom the Company knows or has reason to know will offer anything of value to any governmental official, political party or candidate for government office) in violation of the Foreign Corrupt Practices Act of 1977, as amended.

          2.6  Termination of Information and Inspection Covenants.  The
               ---------------------------------------------------
covenants set forth in subsections 2.1(c), (d) and (f) and Sections 2.2, 2.3, 2.4, and 2.5 shall terminate as to an Investor and be of no further force or effect (i) when the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering or its securities to the general public is consummated,
(ii) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, or (iii) when such Investor no longer owns any shares of Preferred Stock, whichever event shall first occur.

                                      14.

          2.7  Proprietary Information and Inventions Agreement.  The Company
               ------------------------------------------------
will use its best efforts to prevent any violation by key or technical employee and officers of the Company of the Company's Proprietary Information and Inventions Agreement.

          3.  Waiver of Certain Anti-Dilution Adjustments.
              -------------------------------------------

          3.1  Definitions.  For purposes of this Section 3, the following
               -----------
terms shall have the meanings set forth below:

          (a) "Dilutive Financing" shall mean any sale by the Company of New Securities (defined below) for consideration per share less than the Conversion Price (defined in Article IV(B)4 of the Company's Amended and Restated Articles of Incorporation) then in effect for such Series AA Preferred Stock and Series BB Preferred Stock pursuant to Article IV(B)4 of such Amended and Restated Certificate of Incorporation, however this Section 3.1(a) shall not apply to the sale of Series BB Preferred Stock pursuant to the Series BB Preferred Stock Purchase Agreement of even date herewith;

          (b) "New Securities" shall mean any shares of (or securities convertible or exercisable for any shares of) the Company's capital stock other than those securities, the issuance of which is inapplicable to the right of first offer in Section 2.3(d) hereof;

          (c) "Pro Rata Share" shall mean that portion of New Securities which equals the proportion that the number of shares of Common Stock issued and held, or then issuable upon conversion of the shares of Series AA Preferred Stock and Series BB Preferred Stock then held, by such Investor bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible securities and/or exercisable securities).

          3.2  Failure to Participate in Dilutive Financings.  The Company and
               ---------------------------------------------
the Investors hereby agree that if the Company shall issue in a Dilutive Financing any New Securities and an Investor does not purchase its full Pro Rata Share (and such Pro Rata Share is not otherwise purchased by an affiliate or partner of such Investor) in such financing, then (i) such Investor shall be deemed to have forever waived, commencing as of the date of the issuance of such New Securities, the benefit of any anti-dilution adjustment with respect to the Series AA Preferred Stock and Series BB Preferred Stock that such Investor would thereafter be entitled to pursuant to Article IV(V)4(c)(i) of the Amended and Restated Articles of Incorporation (however, such Investor shall be entitled to all adjustments made prior to the date of such Dilutive Financing), including the right to receive any additional shares of Common Stock of the Company upon conversion of such Investor's shares of Series AA Preferred Stock and Series BB Preferred Stock which would otherwise be issuable by reason of the anti-dilution adjustment (the "Adjustment Shares") from and after the date of such Dilutive Financing; (ii) the Company will not issue such Adjustment Shares to such Investor and such Investor will not be entitled to vote such Adjustment Shares; and (iii) such Investor will return to the Company for cancellation any Adjustment Shares held by such Investor due to the operation of Article IV(V)4(c)(i) of the Amended and Restated Articles of Incorporation and issued in violation of this Section 3, and (iv) if deemed necessary to effectuate the purpose of this Section 3 and requested

                                      15.

by the Company, the Company will exchange the Series AA Preferred Stock held by such Investor for shares of newly-created series of Preferred Stock identical to such Preferred held by such Investor but not affording the anti-dilution protection afforded by Article IV(V)4(c)(i) of the Amended and Restated Articles of Incorporation.

          3.3  Legend; Transfer Subject to Waiver.  Each Investor agrees (i)
               ----------------------------------
that the certificates representing the Series AA Preferred Stock and Series BB Preferred Stock shall include a legend referring to the waiver of anti-dilution protection provision contained in this Section 3 and (ii) not to assign or transfer any interest in the Series AA Preferred Stock and Series BB Preferred Stock held by such Investor unless such assignee or transferee agrees in writing to be bound by the provisions of this Section 3. Any purported assignment or transfer in violation of the foregoing shall be null and void.

          3.4  Termination.  In the event the right of first offer set forth in
               -----------
Section 2.3 hereof terminates for all Investors, Section 3.2 shall thereafter terminate, but only with respect to those Investors whose antidilution adjustment rights have not at such time been waived pursuant to Section 3.2. Such termination shall have no effect on the status of the antidilution adjustment with respect to any Investor whose antidilution adjustment rights have at such time been previously waived pursuant to the terms of Section 3.2.
                       ----------

          3.5  Amendment of Waiver. Any provision of this Section 3 may be
               -------------------
amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of holders of 66-2/3% of the Series AA Preferred Stock and Series BB Preferred Stock then outstanding. Any amendment effected in accordance with this
Section 3.5 shall be binding upon each holder of all such Series AA Preferred Stock and Series BB Preferred Stock then outstanding and each future holder of all such Series AA Preferred Stock and Series BB Preferred Stock and the Company.

          4.  Miscellaneous.
              -------------

          4.1  Successors and Assigns.  Except as otherwise provided herein,
               ----------------------
the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Investors listed on Schedule A hereto (including transferees of any shares of Series AA and Series
- ----------
BB Preferred Stock sold hereunder or any Common Stock issued upon conversion thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations. or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          4.2  Governing Law.  This Agreement shall be governed by and
               -------------
construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

                                      16.

          4.3  Counterparts.  This Agreement may be executed in two or more
               -------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          4.4  Titles and Subtitles.  The titles and subtitles use in this
               --------------------
Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          4.5  Notices.  Unless otherwise provided, any notice required or
               -------
permitted under this Agreement shall be given in writing and shall be deemed effectively given or made (i) when delivered by hand, (ii) five days after having been given by certified mail, return receipt requested, (iii) when delivered to the telegraph company in the case of telegraphic notice, (iv) when sent in the case of telex or telecopied notice, or (v) three business days after deposit with a recognized overnight delivery service, in any of the above enumerated cases, addressed to the party to be notified at the address indicated for such party on Schedule A hereto, or at such other address as such party may
                  ----------
designate by ten (10) days prior written notice to the other parties. Any notice delivered to an address outside the United States shall be duplicated by counterpart telex or telecopier notice.

          4.6  Expenses.  If any action at law or in equity is necessary to
               --------
enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          4.7  Amendments and Waivers.  Except as specified in subsection 1.16
               ----------------------
and 3.5, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of Registrable Securities then outstanding, each future Holder of all Registrable Securities and the Company.

          4.8  Severability.  If one or more provisions of this Agreement are
               ------------
held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          4.9  Aggregation of Stock.  All shares of the Preferred Stock held or
               --------------------
acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

          4.10  Entire Agreement.  This Agreement and the exhibits and
                ----------------
attachments hereto constitute the full and entire understanding and agreement between the parties with respect to the subjects hereof and thereof.

                                      17.

          4.11  Amendment of Prior Agreement.   The Investors who are parties
                ----------------------------
to the Prior Agreement hereby amend the Prior Agreement and the Investors of the Prior Agreement and the New Investors shall have the rights and be subject to the limitations of this Agreement.

                                      18.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                       SYNERGY SEMICONDUCTOR CORPORATION



                       By:
                          ------------------------------
                          Thomas D. Mino, President

             Address:  3450 Central Expressway
                       Santa Clara, CA  95051

                                      19.

                       HARRIS CORPORATION



                       By:
                                -----------------------------------
                       Name:
                                -----------------------------------
                       Title:
                                -----------------------------------
                       Address: 1025 W. NASA Boulevard
                                Melbourne, FL 32919

                                      20.

                       ON BEHALF OF EXISTING INVESTORS:


                       GEORGE BROWN



                       By:
                          -----------------------------------

             Address:  Synergy Semiconductor Corporation
                       3450 Central Expressway
                       Santa Clara, CA  95051

                       WILLIAM HARDING



                       By:
                          -----------------------------------

             Address:  Morgan Stanley & Company, Inc.
                       3000 Sand Hill Road
                       Building 4, Suite 450
                       Menlo Park, CA  94025

                       MATRIX PARTNERS II, L.P.



                       By:
                          -----------------------------------

             Address:  2500 Sand Hill Road, Suite 113
                       Menlo Park, CA  94025
                       Attention:  Mr. Joe Rizzi

                       MAYFIELD V



                       By:
                          -----------------------------------

             Address:  2800 Sand Hill Road
                       Menlo Park, CA  94025
                       Attention:  Mr. William D. Unger

                       OAK INVESTMENT PARTNERS III
                       A Limited Partnership



                       By:
                          -----------------------------------

             Address:  525 University Avenue
                       Palo Alto, CA  94301
                       Attention:  Mr. Edward Glassmeyer

                       J.H. WHITNEY & CO.



                       By:
                          -----------------------------------

             Address:  630 Fifth Avenue
                       Suite 3200
                       New York, NY  10111
                       Attention:  Mr. Michael C. Brooks

                       MENLO VENTURES III



                       By:
                          -----------------------------------

                       MENLO MANAGEMENT PARTNERS, ITS GENERAL PARTNER

             Address:  3000 Sand Hill Road
                       Building 4, Suite 100
                       Menlo Park, CA  94025
                       Attention: Mr. H. DuBose Montgomery

                       MERRILL, PICKARD, ANDERSON & EYRE IV



                       By:
                          -----------------------------------

             Address:  2480 Sand Hill Road, Suite 200
                       Menlo Park, CA  94025
                       Attention:  Mr. Steven Merrill

                       THOMAS MINO



                       By:
                          -----------------------------------

             Address:  Synergy Semiconductor Corporation
                       3450 Central Expressway
                       Santa Clara, CA  95051

                       T. OLIN NICHOLS



                       By:
                          -----------------------------------

             Address:  Synergy Semiconductor Corporation
                       3450 Central Expressway
                       Santa Clara, CA  95051

                       LARRY POLLOCK



                       By:
                          -----------------------------------

             Address:  171 Santa Rita Street
                       Palo Alto, CA  94301

                       SEQUOIA CAPITAL IV; SEQUOIA TECHNOLOGY PARTNERS II; SEQUOIA CAPITAL XVII; SEQUOIA CAPITAL XXIII; SEQUOIA CAPITAL XXIV



                       By:
                          -----------------------------------

             Address:  3000 Sand Hill Road
                       Building 4, Suite 280
                       Menlo Park, CA  94025
                       Attention:  Mr. Mark Stevens

                       SVEN ERIK SIMONSEN & TOVE SIMONSEN,
                       TRUSTEES FOR THE SIMONSEN REVOCABLE
                       TRUST DATED 10/14/82



                       By:
                          -----------------------------------

             Address:  18433 Montewood Drive
                       Saratoga, CA  95070

                       SUEZ TECHNOLOGY FUND



                       By:
                          -----------------------------------

             Address:  2180 Sand Hill Road
                       Suite 450
                       Menlo Park, CA 94025
                       Attention:  Mr. Guy H. Conger

                       TECHNOLOGY INVESTORS



                       By:
                          -----------------------------------

             Address:  c/o Brobeck, Phleger & Harrison
                       Two Embarcadero Place
                       2200 Geng Road
                       Palo Alto, CA 94303
                       Attention:  Mr. Edward M. Leonard

                       E. MARSHALL WILDER



                       By:
                          -----------------------------------

             Address:  Synergy Semiconductor Corporation
                       3450 Central Expressway
                       Santa Clara, CA  95051

                       THOMAS S. WONG



                       By:
                          -----------------------------------

             Address:  927 Rock Canyon Circle
                       San Jose, CA 95127

                                   SCHEDULE A
                                   ----------


Bank of America Capital Corporation
650 Town Center Drive, 17th Floor
Costa Mesa, CA 92626-7158
Attention:  Mr. James W. McCall

Chesapeake Ventures, L.P.
2809 Boston Street, Suite 7
Baltimore, MD 21224
Attention:  Mr. William Gust

Mr. William Gust
119 West Montgomery Street
Baltimore, MD 21230

Digital Equipment Corporation
111 Powdermill Road, MS02-2/F19
Maynard, MA 01754-2571
Attention:  Mr. John S. Doherty

Mayfield V
2800 Sand Hill Road
Menlo Park, CA  94025
Attention:  Mr. William D. Unger

Oak Investment Partners III
A Limited Partnership
One Gorham Island
Westport, CT  06880
Attention:  Mr. Edward F. Glassmeyer

J.H. Whitney & Co.
630 Fifth Avenue
Suite 3200
New York, NY  10111
Attention:  Mr. Michael C. Brooks

Mr. William Harding
Morgan Stanley & Company, Inc.
3000 Sand Hill Road, Bldg. 4, Suite 450
Menlo Park, CA 94025

Joanne C. Knight
793 View Street
Mountain View, CA 94041

KB Berkeley Japan Development Capital Limited
Minden House
6 Minden Place
St. Helier, Jersey
Channel Islands
Great Britain
Attention:  Clive A.C. Chaplin

With a copy to:  Berkeley International Capital Corporation
                 600 Montgomery Street
                 15th Floor
                 San Francisco, CA  94111
                 Attention:  Mr. Thomas E. Pallante

Berkeley Development Capital
Minden House
6 Minden Place
St. Helier, Jersey
Channel Islands
Great Britain
Attention:  Clive A.C. Chaplin

With a copy to:  Berkeley International Capital Corporation
                 600 Montgomery Street
                 15th Floor
                 San Francisco, CA  94111
                 Attention:  Mr. Thomas E. Pallante

Mr. Thomas E. Pallante
348 Gold Mine Drive
San Francisco, CA  94131-2526

Matrix Partners II, L.P.
2500 Sand Hill Road, Suite 113
Menlo Park, CA  94025
Attention:  Mr. Joe Rizzi

Menlo Ventures III
Menlo Management Partners, its General Partner
3000 Sand Hill Road
Building 4, Suite 100
Menlo Park, CA  94025
Attention: Mr. H. DuBose Montgomery

Merrill, Pickard, Anderson & Eyre IV
2480 Sand Hill Road, Suite 200
Menlo Park, California  94025
Attention:  Mr. Jeffers Pickard

MPAE Technology Partners
2480 Sand Hill Road, Suite 200
Menlo Park, CA 94025
Attention:  Mr. Jeffers Pickard

Sequoia Capital IV;
Sequoia Technology Partners II;
Sequoia Capital XVII;
Sequoia Capital XXIII;
Sequoia Capital XXIV;
3000 Sand Hill Road
Building 4, Suite 280
Menlo Park, CA  94025
Attention:  Mr. Mark Stevens

Sobrato Development Companies
10600 N. DeAnza Boulevard, Suite 200
Cupertino, CA  95015-2031
Attention:  Mr. John Sobrato, Jr.

Stanford University
2770 Sand Hill Road
Menlo Park, CA  94025
Attention:  Ms. Carol Gilmer

Suez Technology Fund
2180 Sand Hill Road, Suite 450
Menlo Park, CA  94025
Attention:  Mr. Guy H. Conger

Claudia and Marshall Smith
16535 Weston Drive
Los Altos Hills, CA  94022

Technology Investors
c/o Brobeck, Phleger & Harrison
Two Embarcadero Place
2200 Geng Road
Palo Alto, CA 94303
Attention:  Mr. Edward M. Leonard

JAFCO G-1(A) Investment
Enterprise Partnership;
JAFCO G-1(B) Investment
Enterprise Partnership;
JAFCO G-2(A) Investment
Enterprise Partnership;
JAFCO G-2(B) Investment
Enterprise Partnership;
JAFCO P-2(A) Investment
Enterprise Partnership;
JAFCO P-2(B) Investment
Enterprise Partnership;
c/o Japan Associated Finance Co., Ltd.
Toshiba Building, 10th Floor
1-1-1 Shibaura, Minato-ku
Tokyo, JAPAN 105
Attention:  Mr. Susumu Tanaka

Sino-Scan Venture Fund, Ltd.
c/o China Venture Management, Inc.
12th Floor
125 Nanking E. Road
Sec. 5
Taipei, Taiwan
Republic of China

David Mitchell, Trustee of the Marianne
Simonsen Present Interest Trust Dated 12/27/76
c/o Hoge, Fenton, Jones & Appel
605 Market Street
San Jose, CA 95113-2396
Attention:  Mr. David Mitchell

David Mitchell, Trustee of the Peter
Simonsen Present Interest Trust Dated 12/27/76
c/o Hoge, Fenton, Jones & Appel
605 Market Street
San Jose, CA 95113-2396
Attention:  Mr. David Mitchell

Sven Erik Simonsen & Tove Simonsen,
Trustees for the Simonsen Revocable
Trust Dated 10/14/82

Sven Erik Simonsen
18433 Montewood Drive
Saratoga, CA 95070

George Brown
SMI Wildbahn
15236 Frankfurt (Oder)
Markendorf, Germany

Ralph Cognac
109 Chippendale Court
Los Gatos, CA  95030

Larry Pollock
171 Santa Rita Street
Palo Alto, CA 94301

Thomas H. Wong
12457 Beauchamps Lane
Saratoga, CA 95070

E. Marshall Wilder
21 Woodhill Drive
Redwood City, CA 94061

Kenneth G. Wolf
1853 Booksin Avenue
San Jose, CA 94061
Palo Alto, CA 94301

Silicon Valley Bank
3000 Lakeside Drive
Santa Clara, CA 95054
Attention:  Mr. William D. Unger

Storage Technology Corporation
2270 South 88th Street
Louisville, CO 80028-4308
Attention:  Mr. Benjamin Brussell

Waltraud Finch
800 Westridge Drive
Portola Valley, CA 94028

Michael Allen
850 Page Street
San Francisco, CA 94117

Thomas S. Wong
c/o Synergy Semiconductor Corporation
3450 Central Expressway
Santa Clara, CA 95051

Paul R. Findley
22431 Carnoustie Court
Cupertino, CA 95014-3949

North Investment Ltd. Partnership
Village of Cross Keys
Village Square II
Baltimore, MD 21210
Attention:  Richard Pearlstone

Broventure Financial Development, Inc.
16 West Madison Street
Baltimore, MD 21202
Attention:  Philip D. English

William P. and Jane M. Garvey
3232 Emerson Street
Palo Alto, CA 94306

Harris Corporation
1025 W. NASA Boulevard
Melbourne, FL 32919
Attention:  Robert W. Fry

                                   SCHEDULE B
                                   ----------



                                                    NUMBER OF SHARES
COMMON SHAREHOLDER                                  OF COMMON STOCK
- ------------------                                  ----------------

George W. Brown                                           8,400

Ralph O. Cognac                                           8,400

Larry J. Pollock                                          8,400

E. Marshall Wilder                                        8,400

Kenneth G. Wolf                                          12,000

Thomas S. Wong                                            8,400

Mayfield V                                                7,095

Sequoia Capital IV                                        6,459

Sequoia Technology Partners II                              390

Sequoia XVII                                                246

Sven E. Simonsen, Trustee of the                          2,310
 Simonsen Revocable Trust Dated 10/14/82